Exhibit 23.1

                    Consent of Certified Public Accountants



The Board of Directors
Eckerd Corporation:


We consent to incorporation by reference in the registration statement on Form S-8, relating to the 1995 Stock Option and Incentive Plan, of Eckerd Corporation of our report dated March 20, 1995, relating to the consolidated balance sheets of Eckerd Corporation as of January 28, 1995 and January 29, 1994, and the related consolidated statements of operations, stockholders' equity and cash flows, and the related schedules for each of the years in the three-year period ended January 28, 1995, which report appears on Form 10-K 405 of Eckerd Corporation.


KPMG PEAT MARWICK LLP


Tampa, Florida
June 12, 1995